Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-269296

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated December 7, 2023. GS Finance Corp. $ Leveraged Buffered Basket-Linked Notes due guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be the third scheduled business day after the determination date) is based on the performance of a weighted basket comprised of the S&P 500® Futures Excess Return Index (65% weighting), the EURO STOXX 50® Index (10.08% weighting), TOPIX (7.56% weighting), the MSCI Emerging Markets Index (7% weighting), the FTSE® 100 Index (5.32% weighting), the Swiss Market Index (2.8% weighting) and the S&P/ASX 200 Index (2.24% weighting) as measured from the trade date to and including the determination date (expected to be approximately 36 months after the trade date).

The S&P 500® Futures Excess Return Index tracks the performance of E-mini S&P 500 futures contracts, not the S&P 500® Index. Generally, the return on an investment in a futures contract is correlated with, but not the same as, the return on buying and holding the securities underlying such contract.

The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket index, of: (i) its final index level on the determination date divided by its initial index level (set on the trade date and will be an intra-day level or the closing level of such basket index on the trade date) multiplied by (ii) its initial weighted value. If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive and will equal the participation rate of 1.44 times the basket return. If the final basket level declines by up to 20% from the initial basket level, the return on your notes will be the absolute value of the basket return (e.g., if the basket return is -10%, the return on your notes will be +10%).

If the final basket level declines by more than 20% from the initial basket level, the return on your notes will be negative and you will lose 1.25% of the face amount of your notes for every 1% that the final basket level has declined below 80% of the initial basket level. See page PS-3. You could lose a significant portion of the face amount of your notes.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●
if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the participation rate times (c) the basket return;
●
if the basket return is zero or negative but not below -20% (the final basket level is equal to or less than the initial basket level but not by more than 20%), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the absolute value of the basket return; or
•
if the basket return is negative and is below -20% (the final basket level is less than the initial basket level by more than 20%), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the buffer rate of 125% (see page PS-3) times (c) the sum of the basket return plus 20%. You will receive less than the face amount of your notes.

Declines in one basket index may offset increases in the other basket indices. Due to the unequal weighting of each basket index, the performances of the basket indices with greater weights will have a significantly larger impact on the return on your notes than the performances of the basket indices with lesser weights.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-15.

The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $925 and $955 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	, 2023	Original issue price:	100% of the face amount
Underwriting discount:	% of the face amount	Net proceeds to the issuer:	% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. dated , 2023.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $925 and $955 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $ per $1,000 face amount).

Prior to , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through ). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

•
General terms supplement no. 8,999 dated February 13, 2023
•
November 2023 S&P 500® Futures Excess Return Index supplement dated November 22, 2023
•
Underlier supplement no. 37 dated September 14, 2023
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

Terms AND CONDITIONS

CUSIP / ISIN: 40057XH81 / US40057XH819

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Basket underliers (each individually, a basket underlier): the S&P 500® Futures Excess Return Index (current Bloomberg symbol: “SPXFP Index”), the EURO STOXX 50® Index (current Bloomberg symbol: “SX5E Index”), TOPIX (current Bloomberg symbol: “TPX Index”), the MSCI Emerging Markets Index (current Bloomberg symbol: “MXEF Index”), the FTSE® 100 Index (current Bloomberg symbol: “UKX Index”), the Swiss Market Index (current Bloomberg symbol: “SMI Index”) and the S&P/ASX 200 Index (current Bloomberg symbol: “AS51 Index”), or, in each case, any successor basket underlier, as each may be modified, replaced or adjusted from time to time as provided herein

Reference equity index: with respect to the S&P 500® Futures Excess Return Index, the S&P 500® Index

Face amount: $ in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount: On the stated maturity date the company will pay, for each $1,000 of the outstanding face amount, an amount, if any, in cash equal to the cash settlement amount.

Cash settlement amount:

●
if the final basket level is greater than the initial basket level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the basket return;
●
if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the absolute basket return; or
●
if the final basket level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the buffer rate times (c) the sum of the basket return plus the buffer amount

Initial basket level: 100

Final basket level: the sum of the following: (i) the final S&P 500® Futures Excess Return Index level divided by the initial S&P 500® Futures Excess Return Index level, multiplied by the initial weighted value of the S&P 500® Futures Excess Return Index plus (ii) the final EURO STOXX 50® Index level divided by the initial EURO STOXX 50® Index level, multiplied by the initial weighted value of the EURO STOXX 50® Index plus (iii) the final TOPIX level divided by the initial TOPIX level, multiplied by the initial weighted value of TOPIX plus (iv) the final MSCI Emerging Markets Index level divided by the initial MSCI Emerging Markets Index level, multiplied by the initial weighted value of the MSCI Emerging Markets Index plus (v) the final FTSE® 100 Index level divided by the initial FTSE® 100 Index level, multiplied by the initial weighted value of the FTSE® 100 Index plus (vi) the final Swiss Market Index level divided by the initial Swiss Market Index level, multiplied by the initial weighted value of the Swiss Market Index plus (vii) the final S&P/ASX 200 Index level divided by the initial S&P/ASX 200 Index level, multiplied by the initial weighted value of the S&P/ASX 200 Index

Upside participation rate: 144%

Basket return: the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage

Absolute basket return: the absolute value of the basket return, expressed as a percentage (e.g., a -10% basket return will equal a +10% absolute basket return)

Buffer level: 80% of the initial basket level

Buffer rate: the quotient of the initial basket level divided by the buffer level, which equals 125%

Buffer amount: 20%

Initial weighted value: for each basket underlier, its initial weight in the basket set forth below multiplied by the initial basket level, all as set forth below:

Basket Underlier	Initial Weight in the Basket	Initial Weighted Value
S&P 500® Futures Excess Return Index	65%	65
EURO STOXX 50® Index	10.08%	10.08
TOPIX	7.56%	7.56
MSCI Emerging Markets Index	7%	7
FTSE® 100 Index	5.32%	5.32
Swiss Market Index	2.8%	2.8
S&P/ASX 200 Index	2.24%	2.24

Initial S&P 500® Futures Excess Return Index level (set on the trade date): an intra-day level or the closing level of the basket underlier on the trade date

Initial EURO STOXX 50® Index level (set on the trade date): an intra-day level or the closing level of the basket underlier on the trade date

Initial TOPIX level (set on the trade date): an intra-day level or the closing level of the basket underlier on the trade date

Initial MSCI Emerging Markets Index (set on the trade date): an intra-day level or the closing level of the basket underlier on the trade date

Initial FTSE® 100 Index level (set on the trade date): an intra-day level or the closing level of the basket underlier on the trade date

Initial Swiss Market Index level (set on the trade date): an intra-day level or the closing level of the basket underlier on the trade date

Initial S&P/ASX 200 Index level (set on the trade date): an intra-day level or the closing level of the basket underlier on the trade date

Final S&P 500® Futures Excess Return Index level: the closing level of such basket underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or a non-trading day” and “— Discontinuance or modification of a basket underlier” below

Final EURO STOXX 50® Index level: the closing level of such basket underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or a non-trading day” and “— Discontinuance or modification of a basket underlier” below

Final TOPIX level: the closing level of such basket underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or a non-trading day” and “— Discontinuance or modification of a basket underlier” below

Final MSCI Emerging Markets Index level: the closing level of such basket underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or a non-trading day” and “— Discontinuance or modification of a basket underlier” below

Final FTSE® 100 Index level: the closing level of such basket underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or a non-trading day” and “— Discontinuance or modification of a basket underlier” below

Final Swiss Market Index level: the closing level of such basket underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or a non-trading day” and “— Discontinuance or modification of a basket underlier” below

Final S&P/ASX 200 Index level: the closing level of such basket underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or a non-trading day” and “— Discontinuance or modification of a basket underlier” below

Trade date:

Original issue date (set on the trade date): expected to be the third scheduled business day following the trade date

Determination date (set on the trade date): a specified date that is expected to be approximately 36 months following the trade date, unless the calculation agent determines that a market disruption event with respect to a basket underlier occurs or is continuing on such day or such day is not a trading day with respect to a basket underlier. In that event, the determination date will be the first following trading day on which the calculation agent determines that, on or subsequent to such originally scheduled determination date, each basket underlier has had at least one trading day on which no market disruption event has occurred or is continuing and the closing level of each of the basket underliers will be determined on or prior to the postponed determination date as set forth under “— Consequences of a market disruption event or a non-trading day” below. (In such case, the determination date may differ from the dates on which the levels of one or more basket underliers are determined for the purpose of the calculations to be performed on the determination date.) In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. On such last possible determination date, if a market disruption event occurs or is continuing with respect to a basket underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such basket underlier, that day will nevertheless be the determination date.

Stated maturity date (set on the trade date): a specified date that is expected to be the third scheduled business day after the determination date, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. The stated maturity date will also be postponed if the determination date is postponed as described under “— Determination date” above. In such a case, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Closing level: on any trading day, (i) with respect to the S&P 500® Futures Excess Return Index, the EURO STOXX 50® Index, TOPIX, the FTSE® 100 Index, the Swiss Market Index or the S&P/ASX 200 Index, the official closing level of such basket underlier or any successor basket underlier published by the basket underlier sponsor on such trading day for such basket underlier and (ii) with respect to the MSCI Emerging Markets Index, the closing level of such basket underlier or any successor basket underlier reported by Bloomberg Financial Services, or any successor reporting service the company may select, on such trading day for that basket underlier (as of the trade date, whereas the basket underlier sponsor publishes the official closing level of the MSCI Emerging Market Index to six decimal places, Bloomberg Financial Services reports the closing level to fewer decimal places).

Constituent index: with respect to the MSCI Emerging Markets Index, any of the component country indices comprising such basket underlier

Trading day: (i) with respect to the S&P 500® Futures Excess Return Index, a day on which the basket underlier sponsor is open for business and such basket underlier is calculated and published by the basket underlier sponsor, (ii) with respect to the EURO STOXX 50® Index or the MSCI Emerging Markets Index, a day on which such basket underlier is calculated and published by the basket underlier sponsor and (iii) with respect to TOPIX, the FTSE® 100 Index, the Swiss Market Index or the S&P/ASX 200 Index, a day on which the respective principal securities markets for all of the basket underlier stocks are open for trading, the basket underlier sponsor is open for business and such basket underlier is calculated and published by the basket underlier sponsor

Successor basket underlier: with respect to a basket underlier, any substitute basket underlier approved by the calculation agent as a successor basket underlier as provided under “— Discontinuance or modification of a basket underlier” below

Basket underlier sponsor: with respect to a basket underlier, at any time, the person or entity, including any successor sponsor, that determines and publishes such basket underlier as then in effect. The notes are not sponsored, endorsed, sold or promoted by any basket underlier sponsor or any affiliate thereof and no basket underlier sponsor or affiliate thereof makes any representation regarding the advisability of investing in the notes.

Basket underlier stocks: (i) With respect to the S&P 500® Futures Excess Return Index, at any time, the stocks that comprise the reference equity index as then in effect, after giving effect to any additions deletions or substitutions and (ii) with respect to the EURO STOXX 50® Index, TOPIX, the MSCI Emerging Markets Index, the FTSE® 100 Index, the Swiss Market Index or the S&P/ASX 200 Index, at any time, the stocks that comprise such basket underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: (i) With respect to the S&P 500® Futures Excess Return Index, on any given trading day, any of the following will be a market disruption event:

●
a suspension, absence or material limitation of trading in basket underlier stocks constituting 20% or more, by weight, of the reference equity index on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,
●
a suspension, absence or material limitation of trading in option or futures contracts relating to the reference equity index or to basket underlier stocks constituting 20% or more, by weight, of the reference equity index in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
●
basket underlier stocks constituting 20% or more, by weight, of the reference equity index, or option or futures contracts, if available, relating to the reference equity index or to basket underlier stocks constituting 20% or more, by weight, of the reference equity index do not trade on what were the respective primary markets for those basket underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

●
a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
●
a decision to permanently discontinue trading in option or futures contracts relating to the reference equity index or to any basket underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which a basket underlier stock is traded, or on which option or futures contracts relating to the reference equity index or a basket underlier stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in a basket underlier stock or in option or futures contracts, if available, relating to the reference equity index or a basket underlier stock in the primary market for that stock or those contracts, by reason of:

●
a price change exceeding limits set by that market,
●
an imbalance of orders relating to that basket underlier stock or those contracts, or
●
a disparity in bid and ask quotes relating to that basket underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

A market disruption event with respect to one basket underlier will not, by itself, constitute a market disruption event for any unaffected basket underlier.

(ii) With respect to the EURO STOXX 50® Index, TOPIX, the MSCI Emerging Markets Index, the FTSE® 100 Index, the Swiss Market Index or the S&P/ASX 200 Index, on any given trading day, any of the following will be a market disruption event:

●
a suspension, absence or material limitation of trading in basket underlier stocks constituting 20% or more, by weight, of the basket underlier or any constituent index of such basket underlier on their respective primary markets, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,
●
a suspension, absence or material limitation of trading in option or futures contracts relating to the basket underlier, to any constituent index of such basket underlier or to basket underlier stocks constituting 20% or more, by weight, of such basket underlier or any constituent index of such basket underlier in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
●
basket underlier stocks constituting 20% or more, by weight, of the basket underlier or any constituent index of such basket underlier, or option or futures contracts, if available, relating to a basket underlier or any constituent index of such basket underlier or to basket underlier stocks constituting 20% or more, by weight, of the basket underlier or any constituent index of such basket underlier do not trade on what were the respective primary markets for those basket underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that such event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

●
a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
●
a decision to permanently discontinue trading in option or futures contracts relating to a basket underlier or any constituent index of such basket underlier or to any basket underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which a basket underlier stock is traded, or on which option or futures contracts relating to a basket underlier or any constituent index of such basket underlier or a basket underlier stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in a basket underlier stock or in option or futures contracts, if available, relating to a basket underlier or any constituent index of such basket underlier or a basket underlier stock in the primary market for that stock or those contracts, by reason of:

●
a price change exceeding limits set by that market,
●
an imbalance of orders relating to that basket underlier stock or those contracts, or
●
a disparity in bid and ask quotes relating to that basket underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

A market disruption event with respect to one basket underlier will not, by itself, constitute a market disruption event for any unaffected basket underlier.

Consequences of a market disruption event or a non-trading day: If a market disruption event with respect to any basket underlier occurs or is continuing on a day that would otherwise be the determination date, or such day is not a trading day, then the determination date will be postponed as described under “— Determination date” above. As a result of any of the foregoing, the stated maturity date for your notes may also be postponed, as described under “ — Stated maturity date” above. If the determination date is postponed due to a market disruption event or non-trading day with respect to one or more of the basket underliers, the final basket level for the postponed determination date will be calculated based on (i) the closing level of each of the basket underliers that is not affected by the market disruption event or non-trading day, if any, on the originally scheduled determination date, (ii) the closing level of each of the basket underliers that is affected by the market disruption event or non-trading day on the first trading day following the originally scheduled determination date on which no market disruption event exists for that basket underlier, and (iii) the calculation agent’s assessment, in its sole discretion, of the closing level of each basket underlier on the last possible postponed determination date, with respect to each basket underlier as to which a market disruption event or non-trading day continues through the last possible postponed determination date. As a result, this could result in the closing level of differing basket underliers being determined on different calendar dates. For the avoidance of doubt, once the closing level for one or more basket underliers is determined for the determination date, the occurrence of a later market disruption event or non-trading day will not alter such calculation.

Discontinuance or modification of a basket underlier: If a basket underlier sponsor discontinues publication of a basket underlier and such basket underlier sponsor or any other person or entity publishes a substitute basket underlier that the calculation agent determines is comparable to such basket underlier and approves as a successor basket underlier, or if the calculation agent designates a substitute basket underlier, then the calculation agent will determine the amount payable on the stated maturity date by reference to such successor basket underlier.

If the calculation agent determines that the publication of a basket underlier is discontinued and there is no successor basket underlier, the calculation agent will determine the amount payable on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such basket underlier.

If the calculation agent determines that (i) a basket underlier, the basket underlier stocks comprising that basket underlier or any constituent index of such basket underlier or the method of calculating that basket underlier is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the basket underlier, the constituent indices of such basket underlier or the basket underlier stocks and whether the change is made by the basket underlier sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor basket underlier, is due to events affecting one or more of the basket underlier stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the basket underlier by the basket underlier sponsor pursuant to the then-current basket underlier methodology of the basket underlier, or (ii) there has been a split or reverse split of the basket underlier, then the calculation agent will be permitted (but not required) to make such adjustments in such basket underlier or the method of its calculation as it believes are appropriate to ensure that the level of such basket underlier used to determine the amount payable on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to a basket underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Tax characterization: The holder, on behalf of itself and any other person having a beneficial interest in this note, hereby agrees with the company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this note for all U.S. federal income tax purposes as a pre-paid derivative contract in respect of the basket underliers.

Overdue principal rate: the effective Federal Funds rate

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical basket closing levels or hypothetical closing levels of the basket underliers, as applicable, on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels and closing levels of the basket underliers that are entirely hypothetical; no one can predict what the level of the basket will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the basket underliers, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-15 of this pricing supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	144%
Initial basket level	100
Buffer level	80% of the initial basket level
Buffer rate	125%
Buffer amount	20%
Neither a market disruption event nor a non-trading day occurs with respect to any basket underlier on the originally scheduled determination date
No change in or affecting any of the basket underlier stocks or the method by which any of the basket underlier sponsors calculates any basket underlier
Notes purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial levels of the basket underliers that will serve as the baselines for determining the basket return and the amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial levels of the basket underliers may differ substantially from their levels prior to the trade date.

For these reasons, the actual performance of the basket over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of each basket underlier shown elsewhere in this pricing supplement. For information about the historical levels of each basket underlier during recent periods, see “The Basket and the Basket Underliers — Historical Closing Levels of the Basket Underliers” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket underliers.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final basket level and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	172.000%
140.000%	157.600%
130.000%	143.200%
120.000%	128.800%
100.000%	100.000%
90.000%	110.000%
85.000%	115.000%
80.000%	120.000%
75.000%	93.750%
50.000%	62.500%
25.000%	31.250%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be 31.250% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 68.750% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).

If, however, the final basket level were determined to be 90.000% of the initial basket level, the absolute basket return would be 10.000% and the cash settlement amount that we would deliver on your notes at maturity would be 110.000% of the face amount of your notes, as shown in the table above.

The following examples illustrate the hypothetical cash settlement amount at maturity for each note based on hypothetical final levels of the basket underliers, calculated based on the key terms and assumptions above. The percentages in Column A represent hypothetical final levels for each basket underlier, in each case expressed as a percentage of its initial level. The amounts in Column B represent the applicable initial weighted value for each basket underlier, and the amounts in Column C represent the products of the percentages in Column A times the corresponding amounts in Column B. The final basket level for each example is shown beneath each example, and will equal the sum of the products shown in Column C. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. The values below have been rounded for ease of analysis.

Example 1: The final basket level is greater than the initial basket level.

Column A		Column B	Column C
Basket Underlier	Hypothetical Final Level (as Percentage of Initial Level)	Initial Weighted Value	Column A x Column B
S&P 500® Futures Excess Return Index	125.00%	65.00	81.25
EURO STOXX 50® Index	125.00%	10.08	12.60
TOPIX	125.00%	7.56	9.45
MSCI Emerging Markets Index	125.00%	7.00	8.75
FTSE® 100 Index	125.00%	5.32	6.65
Swiss Market Index	125.00%	2.80	3.50
S&P/ASX 200 Index	125.00%	2.24	2.80

		Final Basket Level:	125.00
		Basket Return:	25.00%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100. Since the hypothetical final basket level was determined to be 125.00, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 144% × 25.00%) = $1,360

Example 2: The final basket level is less than the initial basket level, but greater than the buffer level.

	Column A	Column B	Column C
Basket Underlier	Hypothetical Final Level (as Percentage of Initial Level)	Initial Weighted Value	Column A x Column B
S&P 500® Futures Excess Return Index	90.00%	65.00	58.50
EURO STOXX 50® Index	90.00%	10.08	9.07
TOPIX	90.00%	7.56	6.80
MSCI Emerging Markets Index	90.00%	7.00	6.30
FTSE® 100 Index	90.00%	5.32	4.79
Swiss Market Index	90.00%	2.80	2.52
S&P/ASX 200 Index	90.00%	2.24	2.02

		Final Basket Level:	90.00
		Basket Return:	-10.00%

In this example, all of the hypothetical final levels for the basket underliers are less than the applicable initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100. Since the hypothetical final basket level of 90.00 is greater than the buffer level of 80% of the initial basket level but less than the initial basket level of 100, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 10.00%) = $1,100

Example 3: The final basket level is less than the buffer level. The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C
Basket Underlier	Hypothetical Final Level (as Percentage of Initial Level)	Initial Weighted Value	Column A x Column B
S&P 500® Futures Excess Return Index	20.00%	65.00	13.00
EURO STOXX 50® Index	100.00%	10.08	10.08
TOPIX	100.00%	7.56	7.56
MSCI Emerging Markets Index	100.00%	7.00	7.00
FTSE® 100 Index	100.00%	5.32	5.32
Swiss Market Index	110.00%	2.80	3.08
S&P/ASX 200 Index	125.00%	2.24	2.80

		Final Basket Level:	48.84
		Basket Return:	-51.16%

In this example, the hypothetical final level of the S&P 500® Futures Excess Return Index is less than its initial level, while the hypothetical final levels of the EURO STOXX 50® Index, TOPIX, the MSCI Emerging Markets Index and the FTSE® 100 Index are equal to their applicable initial levels and the hypothetical final levels of the Swiss Market Index and the S&P/ASX 200 Index are greater than their applicable initial levels.

Because the basket is unequally weighted, increases in the lower weighted basket underliers will be offset by decreases in the more heavily weighted basket underliers. In this example, the large decline in the S&P 500® Futures Excess Return Index results in the hypothetical final basket level being less than the buffer level of 80% of the initial basket level even though the EURO STOXX 50® Index, TOPIX, the MSCI Emerging Markets Index and the FTSE® 100 Index remained flat and the Swiss Market Index and the S&P/ASX 200 Index increased.

Since the hypothetical final basket level of 48.84 is less than the buffer level of 80% of the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 ×125% × (-51.16% + 20%)) = $610.50

Example 4: The final basket level is less than the buffer level. The cash settlement amount is less than the $1,000 face amount.

Column A		Column B	Column C
Basket Underlier	Hypothetical Final Level (as Percentage of Initial Level)	Initial Weighted Value	Column A x Column B
S&P 500® Futures Excess Return Index	55.00%	65.00	35.75
EURO STOXX 50® Index	50.00%	10.08	5.04
TOPIX	50.00%	7.56	3.78
MSCI Emerging Markets Index	60.00%	7.00	4.20
FTSE® 100 Index	50.00%	5.32	2.66
Swiss Market Index	65.00%	2.80	1.82
S&P/ASX 200 Index	50.00%	2.24	1.12

		Final Basket Level:	54.37
		Basket Return:	-45.63%

In this example, the hypothetical final levels for all of the basket underliers are less than the applicable initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100. Since the hypothetical final basket level of 54.37 is less than the buffer level of 80% of the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 125% × (-45.63% + 20%)) = $679.63

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the basket underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-17.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the level of each basket underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial level of each basket underlier, which we will set on the trade date, and the actual basket return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the hypothetical cash settlement amounts shown in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 37 and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement no. 37 and the accompanying general terms supplement no. 8,999. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket underlier stocks, i.e., with respect to a basket underlier to which your notes are linked, the stocks comprising the reference equity index or such basket underlier, as applicable. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Notes - Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement no. 8,999.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the basket underliers, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc. as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

The Amount Payable on Your Notes Is Not Linked to the Level of Each Basket Underlier at Any Time Other Than the Determination Date

The final basket level will be based on the closing levels of the basket underliers on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing levels of the basket underliers dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing levels of the basket underliers prior to such drop in the levels of the basket underliers. Although the actual levels of the basket underliers on the stated maturity date or at other times during the life of your notes may be higher than the closing levels of the basket underliers on the determination date, you will not benefit from the closing levels of the basket underliers at any time other than on the determination date.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of a weighted basket, comprised of the basket underliers, as measured from the initial basket level of 100 to the final basket level on the determination date. If the final basket level for your notes is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (i) $1,000 times (ii) the buffer rate times (iii) the sum of the basket return plus the buffer amount. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Lower Performance of One Basket Underlier May Offset an Increase in the Other Basket Underliers

Declines in the level of one basket underlier may offset increases in the levels of the other basket underliers. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity. In addition, because the basket underliers are not equally weighted, increases in the lower weighted basket underliers may be offset by even small decreases in the more heavily weighted basket underlier. In particular, due to the weighting of the S&P 500® Futures Excess Return Index in the basket relative to the other basket underliers, any decrease in the S&P 500®

Futures Excess Return Index will have a significantly larger impact on your return on the notes than any proportional increase in the other basket underliers.

You Have No Shareholder Rights or Rights to Receive Any Basket Underlier Stock

Investing in your notes will not make you a holder of any of the basket underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the basket underlier stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the basket underlier stocks or any other rights of a holder of the basket underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any basket underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•
the levels of the basket underliers;
•
the volatility – i.e., the frequency and magnitude of changes – in the closing levels of the basket underliers;
•
the dividend rates of the basket underlier stocks;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the basket underlier stocks, and which may affect the closing levels of the basket underliers;
•
interest rates and yield rates in the market;
•
the time remaining until your notes mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the basket underliers based on their historical performance.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

Additional Risks Related to the S&P 500® Futures Excess Return Index

Higher Futures Prices of the Relevant Futures Contract Relative to Its Current Prices, or “Contango,” May Lead to a Decrease in the Levels of the S&P 500® Futures Excess Return Index and the Amount Payable on the Notes

The S&P 500® Futures Excess Return Index is linked to the E-mini S&P 500 futures contract currently listed for trading on the Chicago Mercantile Exchange. As this futures contract approaches its expiration date, it is replaced by a contract that has a later expiration. For example, a contract purchased and held in June may specify September expiration. As time passes, the contract expiring in September is replaced by a contract for delivery in a future month, for example, December. This is accomplished by selling the September contract and purchasing the December contract. This process is referred to as “rolling.” If all other factors are unchanged, if the market for these contracts is in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the sale of the September contract would take place at a price that is lower than the price of the December contract, thereby creating a negative “carry” or “roll yield.” By contrast, if the market for these contracts is in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the September contract would take place at a price that is higher than the price of the December contract, thereby creating a positive “carry” or “roll yield.” It is also possible that some futures contracts may be in contango, while other futures contracts may be in backwardation. Any of these circumstances could cause a decline in the level of the S&P 500® Futures Excess Return Index and, therefore the value of and return on the notes.

Because “carry” and “roll yields” are considered in the calculation of the level of the S&P 500® Futures Excess Return Index, the presence of contango in the futures markets could result in negative “carry” or “roll yields,” which could adversely affect its level and the amounts payable on the notes.

Futures Contracts Are Not Assets with Intrinsic Value

The S&P 500® Futures Excess Return Index is linked to the E-mini S&P 500 futures contract currently listed for trading on the Chicago Mercantile Exchange. Trading in futures contracts transfers the risk of future price movements from one market participant to another. This means that for every gain, there is an equal and offsetting loss. Futures contracts themselves are not assets with intrinsic value, and simply reflect, in the case of cash-settled contracts, certain rights to payment or obligations to make payments to the other party to the contract. Accordingly, market participants taking the opposite side of the E-mini S&P 500 futures contract trades may believe that the level of the reference equity index will move against the interests of the S&P 500® Futures Excess Return Index.

Owning the Notes Is Not the Same as Directly Owning the Securities or Futures Contract Directly or Indirectly Tracked by the S&P 500® Futures Excess Return Index

Your return on the notes will not reflect the return you would have realized on a direct investment in the E-mini S&P 500 futures contract currently listed for trading on the Chicago Mercantile Exchange or any of the basket underlier stocks comprising the reference equity index. For example, as an investor in the notes, you will not have rights to receive dividends or other distributions or any other rights, including voting rights, with respect to any basket underlier stocks comprising the reference equity index. The calculation agent for the notes will calculate the amount payable to you at maturity by reference to the level of the S&P 500® Futures Excess Return Index on the determination date, and will not include the amount of any of those dividend payments or other distributions. Therefore, the return on your investment will not be the same as the return based on the purchase of any stocks or futures contracts that are tracked directly or indirectly by the S&P 500® Futures Excess Return Index.

Suspension or Disruptions of Market Trading in Stocks or Futures Contracts May Adversely Affect the Value of the Notes

Securities markets and futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, futures markets typically have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a specified period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could affect the level of the S&P 500® Futures Excess Return Index and, therefore, could adversely affect the payments on the notes.

Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Reference Equity Index, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Issuers of the Basket Underlier Stocks or Own E-Mini S&P 500 Futures Contracts, There Is No Affiliation Between Us and the Issuers of the Basket Underlier Stocks

The S&P 500® Futures Excess Return Index is linked to the E-mini S&P 500 futures contract currently listed for trading on the Chicago Mercantile Exchange. The common stock of The Goldman Sachs Group, Inc. is one of the basket underlier stocks comprising the reference equity index. In addition, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with, the issuers of the basket underlier stocks or own E-mini S&P 500 futures contracts. We are not otherwise affiliated with the issuers of the basket underlier stocks or the sponsor of the reference equity index. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the S&P 500® Futures Excess Return Index or the reference equity index, any of the other issuers of the basket underlier stocks or the E-mini S&P 500 futures contract. You, as an investor in your notes, should make your own investigation into the S&P 500® Futures Excess Return Index, the reference equity index, the issuers of the basket underlier stocks and the E-mini S&P 500 futures contract. See page PS-14 below for additional information about the S&P 500® Futures Excess Return Index, the E-mini S&P 500 futures contract and the reference equity index.

None of the issuers of securities comprising the reference equity index are involved in the offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Thus, none of the issuers of the basket underlier stocks have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might adversely affect the level of the S&P 500® Futures Excess Return Index or the reference equity index or making any investment decision for the S&P 500® Futures Excess Return Index or the reference equity index.

The Policies of the Basket Underlier Sponsor and Changes That Affect the S&P 500® Futures Excess Return Index or the Basket Underlier Stocks Could Affect the Payment Amount on Your Notes and Their Market Value

The policies of the basket underlier sponsor concerning the calculation of the level of the S&P 500® Futures Excess Return Index, additions, deletions or substitutions of basket underlier stocks and the manner in which changes affecting the basket underlier stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the level of the S&P 500® Futures Excess Return Index or reference equity index, as applicable, could affect the level of the S&P 500® Futures Excess Return Index and, therefore, the cash settlement amount on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and their market value could also be affected if the basket underlier sponsor changes these policies, for example, by changing the manner in which it calculates the level of the S&P 500® Futures Excess Return Index or if the basket underlier sponsor discontinues or suspends calculation or publication of the level of the S&P 500® Futures Excess Return Index, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if the closing level of the S&P 500® Futures Excess Return Index is not available on the determination date because of a market disruption event or for any other reason, the calculation agent — which initially will be GS&Co., our affiliate — may determine the closing level of the S&P 500® Futures Excess Return Index — and thus the amount payable on your notes — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing level of the S&P 500® Futures Excess Return Index on the determination date and the amount payable on your notes more fully under “Terms and Conditions — Discontinuance or modification of a basket underlier” above.

Additional Risks Related to the EURO STOXX 50® Index, TOPIX, the MSCI Emerging Markets Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

The value of your notes is linked, in part, to basket underliers that are comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

In addition, the value of your notes is linked in part to the MSCI Emerging Markets Index, which is comprised of stocks traded in the equity markets of emerging market countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of a Basket Underlier with Basket Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of a basket underlier with basket underlier stocks from one or more foreign securities markets and could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the basket underlier stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to basket underlier stocks that are currently included in a basket underlier or that in the future are included in a basket underlier, such basket underlier stocks may be removed from a basket underlier. If government regulatory action results in the removal of basket underlier stocks that have (or historically have had) significant weight in a basket underlier, such removal could have a material and negative effect on the level of such basket underlier and, therefore, your investment in the notes. Similarly, if basket underlier stocks that are subject to those executive orders or subject to other government regulatory action are not removed from a basket underlier, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such basket underlier stocks from a basket underlier could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.

Additional Risks Related to the MSCI Emerging Markets Index

Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk

Because the MSCI Emerging Markets Index is a U.S. dollar denominated index whose underlying stock prices are converted by such basket underlier sponsor into U.S. dollars for purposes of calculating the value of such basket underlier, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies represented in such basket underlier which are converted in such manner. An investor’s net exposure in such basket underlier will depend on the extent to which the currencies represented in such basket underlier strengthen or weaken against the U.S. dollar and the relative weight of each relevant currency represented in the overall basket underlier. If, taking into account such weighting, the U.S. dollar strengthens against the component currencies represented in such basket underlier, the value of such basket underlier will be adversely affected and the amount payable at maturity of the notes may be reduced.

Regulators Are Investigating Potential Manipulation of Published Currency Exchange Rates

Regulators in various countries are in the process of investigating the potential manipulation of published currency exchange rates. If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes. In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations. Any such changes or reforms could also adversely impact your notes.

Risks Related to Tax

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes, and any such guidance could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The basket is comprised of seven basket underliers with the following initial weights within the basket: the S&P 500® Futures Excess Return Index (65% weighting), the EURO STOXX 50® Index (10.08% weighting), TOPIX (7.56% weighting), the MSCI Emerging Markets Index (7% weighting), the FTSE® 100 Index (5.32% weighting), the Swiss Market Index (2.8% weighting) and the S&P/ASX 200 Index (2.24% weighting).

S&P 500® Futures Excess Return Index

The S&P 500® Futures Excess Return Index measures the performance of the nearest maturing quarterly E-mini S&P 500 futures contract trading on the Chicago Mercantile Exchange (“CME”). E-mini S&P 500 futures contracts are quarterly contracts to buy or sell standardized trading “units”. One trading unit of the E-mini S&P 500 futures contracts equals $50 multiplied by the S&P 500® Index (price return version). The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy.

For more details about the S&P 500® Futures Excess Return Index, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — S&P 500® Futures Excess Return Index” on page S-107 of the accompanying underlier supplement no. 37. Also, see the accompanying November 2023 S&P 500® Futures Excess Return Index supplement.

The S&P 500® Futures Excess Return Index, the S&P 500® Futures Index and the S&P 500® Index are products of S&P Dow Jones Indices LLC, and have been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such notes.

EURO STOXX 50® Index

The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks. The 50 stocks included in the EURO STOXX 50® Index are allocated to one of the following Eurozone countries based on their country of incorporation, primary listing and largest trading volume: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. For more details about the EURO STOXX 50® Index, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — EURO STOXX 50® Index” on page S-33 of the accompanying underlier supplement no. 37.

The EURO STOXX 50® is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors“), which is used under license. The securities or other financial instruments based on the index are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.

TOPIX

TOPIX is a free-float-adjusted market capitalization weighted index of domestic common stocks listed on the Tokyo Stock Exchange (TSE) covering an extensive portion of the Japanese stock market. On April 4, 2022, JPX Market Innovation & Research, Inc. (JPXI) began revisions to TOPIX in conjunction with the restructuring of the TSE into three new market segments: the Prime Market, Standard Market or Growth market. Revisions to TOPIX will be carried out in stages from October 2022 to January 2025. Prior to April 4, 2022, TOPIX was comprised of all domestic common stocks listed on the First Section of the TSE. For more details about TOPIX, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — TOPIX” on page S-138 of the accompanying underlier supplement no. 37.

TOPIX Value and TOPIX Marks are subject to the proprietary rights owned by JPXI and JPXI owns all rights and know-how relating to TOPIX such as calculation, publication and use of TOPIX Value and relating to TOPIX Marks. JPXI shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of TOPIX Value or to change TOPIX Marks or cease the use thereof. JPXI makes no warranty or representation whatsoever, either as to the results stemmed from the use of TOPIX Value and TOPIX Marks or as to the figure at which TOPIX Value stands on any particular day. JPXI gives no assurance regarding accuracy or completeness of TOPIX Value and data contained therein. Further, JPXI shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of TOPIX Value. No securities are in any way sponsored, endorsed or promoted by JPXI. JPXI shall not bear any obligation to give an explanation of the securities or an advice on investments to any purchaser of the securities or to the public. JPXI neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the securities, for calculation of TOPIX Value. Including but not limited to the foregoing, JPXI shall not be responsible for any damage resulting from the issue and sale of the securities.

MSCI Emerging Markets Index

The MSCI Emerging Markets Index is a free-float adjusted market capitalization index intended to provide performance benchmarks for the emerging equity markets in the Americas, Europe, the Middle East, Africa and Asia, which are, as of the close on March 9, 2022, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Kuwait, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The MSCI Emerging Markets Index contains large capitalization and mid-capitalization stocks and its constituent stocks are derived from the constituent stocks in the 24 MSCI standard single country indices for the emerging market countries listed above. As of the close on March 9, 2022, the index sponsor of the MSCI Emerging Markets Index reclassified Russia from emerging markets status to standalone markets status. As a result, at that time, all stocks assigned to Russia were deleted from the MSCI Emerging Markets Index at a price that was effectively zero.

For more details about the MSCI Emerging Markets Index, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers - MSCI Indices” on S-46 of the accompanying underlier supplement no. 37.

The MSCI indices are the exclusive property of MSCI Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and are licensed for use for certain purposes by GS Finance Corp. and its affiliates. These notes, based on such index, have not been passed on by MSCI as to their legality or suitability, and are not issued, sponsored, endorsed, sold or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI. The general terms supplement contains a more detailed description of the limited relationship MSCI has with GS Finance Corp. and any related notes.

FTSE® 100 Index

The FTSE® 100 Index is a market capitalization-weighted index of the 100 most highly capitalized U.K.‑listed blue chip companies traded on the London Stock Exchange. For more details about the FTSE® 100 Index, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — FTSE® 100 Index” on page S-39 of the accompanying underlier supplement no. 37.

“FTSE®”, “FT-SE®”, “Footsie®”, “FTSE4Good®” and “techMARK” are trademarks owned by the Exchange and are used by FTSE under license. “All-World®”, “All-Share®” and “All-Small®” are trademarks of FTSE.

The FTSE® 100 Index is calculated by FTSE. FTSE does not sponsor, endorse or promote this product and is not in any way connected to it and does not accept any liability in relation to its issue, operation and trading.

All copyright and database rights in the index values and constituent list vest in FTSE. GS Finance Corp. has obtained full license from FTSE to use such copyrights and database rights in the creation of this product.

Swiss Market Index (SMI®)

The Swiss Market Index is a price return float-adjusted market capitalization-weighted index of the 20 largest and most liquid stocks traded on the SIX Swiss Exchange and represents more than 75% of the free-float market capitalization of the entire Swiss market. For more details about the Swiss Market Index, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — Swiss Market Index” on page S-134 of the accompanying underlier supplement no. 37.

SIX Swiss Exchange AG (“SIX Swiss Exchange”) and its licensors (“Licensors”) have no relationship to GS Finance Corp., other than the licensing of the SMI® and the related trademarks for use in connection with the offered notes.

SIX Swiss Exchange and its Licensors do not:

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sponsor, endorse, sell or promote the offered notes.
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recommend that any person invest in the offered notes or any other securities.
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have any responsibility or liability for or make any decisions about the timing, amount or pricing of the offered notes.
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have any responsibility or liability for the administration, management or marketing of the offered notes.
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consider the needs of the offered notes or the owners of the offered notes in determining, composing or calculating the SMI® or have any obligation to do so.

SIX Swiss Exchange and its Licensors give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the offered notes or their performance.

SIX Swiss Exchange does not assume any contractual relationship with the purchasers of the offered notes or any other third parties.

Specifically, SIX Swiss Exchange and its Licensors do not give any warranty, express or implied, and exclude any liability for:

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The results to be obtained by the offered notes, the owner of the offered notes or any other person in connection with the use of the SMI® and the data included in the SMI®;
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The accuracy, timeliness, and completeness of the SMI® and its data;
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The merchantability and the fitness for a particular purpose or use of the SMI® and its data;
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The performance of the offered notes generally.

SIX Swiss Exchange and its Licensors give no warranty and exclude any liability, for any errors, omissions or interruptions in the SMI® or its data;

Under no circumstances will SIX Swiss Exchange or its Licensors be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the SMI® or its data or generally in relation to the offered notes, even in circumstances where SIX Swiss Exchange or its Licensors are aware that such loss or damage may occur.

The licensing Agreement between GS Finance Corp. and SIX Swiss Exchange is solely for their benefit and not for the benefit of the owners of the offered notes or any other third parties.

S&P/ASX 200 Index

The S&P/ASX 200 Index includes 200 of the largest and most liquid stocks listed on the Australian Securities Exchange by float-adjusted market capitalization. The S&P/ASX 200 Index is not limited solely to companies having their primary operations or headquarters in Australia or to companies having their primary listing on the ASX, and all securities that have their primary or secondary listing on the ASX are eligible for inclusion. For more details about the S&P/ASX 200 Index, the basket underlier sponsor and license agreement between the basket underlier sponsor and the issuer, see “The Underliers — S&P/ASX 200 Index” on page S-92 of the accompanying underlier supplement no. 37.

The S&P/ASX 200 Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such notes.

Historical Closing Levels of the Basket Underliers

The respective closing level of the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the basket underliers have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the level of any of the basket underliers during the period shown below is not an indication that the basket underliers are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the basket or the basket underliers as an indication of the future performances of the basket underliers, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the basket, basket underliers or the basket underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket underliers. Before investing in the offered notes, you should consult publicly available information to determine the level of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes, and, given the recent volatility described above, you should pay particular attention to recent levels of the basket underliers. The actual performance of the basket and the basket underliers over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each basket underlier from January 1, 2018 through December 5, 2023. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. The graphs are for illustrative purposes only. We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification. Although the official closing levels of the MSCI Emerging Markets Index are published to six decimal places by its basket underlier sponsor, Bloomberg Financial Services reports the levels of the MSCI Emerging Markets Index to fewer decimal places.

Historical Performance of the S&P 500® Futures Excess Return Index

Historical Performance of the EURO STOXX 50® Index

Historical Performance of TOPIX

Historical Performance of the MSCI Emerging Markets Index

Historical Performance of the FTSE® 100 Index

Historical Performance of the Swiss Market Index

Historical Performance of the S&P/ASX 200 Index

Historical Basket Levels

The following graph is based on the basket closing level for the period from January 1, 2018 through December 5, 2023 assuming that the basket closing level was 100 on January 1, 2018. We derived the basket closing levels based on the method to calculate the basket closing level as described in this pricing supplement and on actual closing levels of the relevant basket underliers on the relevant date. The basket closing level has been normalized such that its hypothetical level on January 1, 2018 was 100. As noted in this pricing supplement, the initial basket level will be set at 100 on the trade date. The basket closing level can increase or decrease due to changes in the levels of the basket underliers.

Historical Performance of the Basket

Supplemental discussion of U.S. federal income tax consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

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a dealer in securities or currencies;
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a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
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a bank;
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a life insurance company;
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a regulated investment company;
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an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
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a tax exempt organization;
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a partnership;
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a person that owns a note as a hedge or that is hedged against interest rate risks;
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a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
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a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

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a citizen or resident of the United States;
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a domestic corporation;
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an estate whose income is subject to U.S. federal income tax regardless of its source; or
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a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as pre-paid derivative contracts in respect of the basket underliers. Except as otherwise stated below, the discussion below assumes that the notes will be so treated.

Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or maturity and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes. Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less, and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•
a nonresident alien individual;
•
a foreign corporation; or
•
an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – Non-United States Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the notes should consult their tax advisors in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts a non-United States holder receives upon the sale, exchange or maturity of the notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the basket underliers or, in the case of the S&P 500® Futures Excess Return Index, the stocks included in the Reference Equity Index, during the term of the notes. We could also require a non-United States holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to the non- United States holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2025, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

Supplemental plan of distribution; conflicts of interest

See “Supplemental Plan of Distribution” on page S-51 of the accompanying general terms supplement no. 8,999 and “Plan of Distribution - Conflicts of Interest” on page 127 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of % of the face amount.

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We have been advised that GS&Co. will also pay a fee to iCapital Markets LLC, a broker-dealer in which an affiliate of GS Finance Corp. holds an indirect minority equity interest, for services it is providing in connection with this offering.

We expect to deliver the notes against payment therefor in New York, New York on , 2023. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying November 2023 S&P 500® Futures Excess Return Index supplement, the accompanying underlier supplement no. 37, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying November 2023 S&P 500® Futures Excess Return Index supplement, the accompanying underlier supplement no. 37, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying November 2023 S&P 500® Futures Excess Return Index supplement, the accompanying underlier supplement no. 37, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$

GS Finance Corp.

Leveraged Buffered Basket-Linked Notes due

guaranteed by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC